Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statements (Form F-3 Nos. 333-265170 and 333-267646) of Innoviz Technologies Ltd., and
(2)
Registration Statements (Form S-8 Nos. 333-255511, 333-265169, 333-270416 and 333-277852) pertaining to the Innoviz Technologies Ltd. 2016 Share Incentive Plan and the Innoviz Technologies Ltd. 2021 Share Incentive Plan;

of our report dated March 9, 2023 with respect to the consolidated financial statements of Innoviz Technologies Ltd. included in this Annual Report (Form 20-F) of Innoviz Technologies Ltd. for the year ended December 31, 2024.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel
March 12, 2025	A Member of EY Global